                                                                      EXHIBIT 12

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                       1999     1998    1997    1996    1995
           FOR THE YEARS ENDED DECEMBER 31             -----    ----    ----    ----    ----
                   ($ IN MILLIONS)
Income (loss) from continuing operations.............  $(112)   $ 82    $106    $ 65    $(55)
Add
  Interest...........................................    146     133     124     102      91
  Portion of rentals representative of interest
     factor..........................................     18      12      12       8       2
  Preferred stock dividend requirements of
     majority-owned subsidiaries.....................     --       1      --      --      --
  Income expense (benefit) and other taxes on
     income..........................................    (47)     67      75      67      (3)
  Amortization of interest capitalized...............     --      --      --       1       1
  Undistributed (earnings) losses of affiliated
     companies in which less than a 50% voting
     interest is owned...............................     --      --      --      --      --
                                                       -----    ----    ----    ----    ----
          Earnings as defined........................  $   5    $295    $317    $243    $ 36
                                                       =====    ====    ====    ====    ====
Interest.............................................  $ 146    $133    $124    $102    $ 91
Interest capitalized.................................     --       1       1       3       2
Portion of rentals representative of interest
  factor.............................................     18      12      12       8       2
Preferred stock dividend requirements of
  majority-owned subsidiaries on a pre-tax basis.....     --       2      --      --      --
                                                       -----    ----    ----    ----    ----
          Fixed charges as defined...................  $ 164    $148    $137    $113    $ 95
                                                       =====    ====    ====    ====    ====
Ratio of earnings to fixed charges...................     NM    1.99    2.31    2.15      NM
                                                       =====    ====    ====    ====    ====

In 1999 and 1995, earnings were inadequate to cover fixed charges by $159 million and $59 million, respectively.